Exhibit 1.3
AGENCY
TERMINATION AGREEMENT
     WHEREAS, Orange REIT (the “Company”) and J. P. Turner & Company, LLC (“Turner”) entered into an Agency Agreement effective January 23, 2007, pursuant to which Turner agreed to serve as exclusive managing agent for a public offering of common stock of the Company (the “Offering”), and
     WHEREAS, the parties now seek to terminate the Agency Agreement on the terms and conditions set forth in this Agency Termination Agreement (the “Termination Agreement”),
     NOW THEREFORE, in connection with the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Turner agree as follows:
     1. Withdrawal. Turner shall file a request to withdraw as Managing Agent of the Offering with the Financial Industry Regulatory Authority (“FINRA”), to be effective upon approval by FINRA.
     2. Selected Dealer Agreement. Turner shall enter into a selected dealer agreement (“Selected Dealer Agreement”) with the replacement managing agent, pursuant to which Turner will be entitled to receive a seven percent commission, plus a one-half of one percent non-accountable expense allowance for Offering purchases made by its customers only.
     3. Fees. In consideration of its services to date, and in lieu of other fees that would have been payable to Turner under the Agency Agreement, the Company shall pay Turner a fee equal to two percent (2.0%) of the proceeds of all purchases of shares in the Offering made by Turner’s customers at each closing of the Offering.
     4. Refund. Consistent with Section 3 of the Business Advisory Agreement entered into by Briad Development West, LLC (“Briad”) and Turner on October 3, 2005, as amended, Turner shall refund to Briad $100 for each $1,200 received from Briad or the Company in connection with the Offering, whether received pursuant to the Agency Agreement, this Termination Agreement or the Selected Dealer Agreement.
     5. Expenses. Any amounts advanced to Turner for expenses pursuant to the Agency Agreement not expended on bona fide expenses related to the Offering shall be repaid to the Company within three days of the effective date of this Termination Agreement.
     6. Effective Date of This Agreement. This Agreement shall become effective as of ______.
     7. Notices. All statements, requests, notices and agreements hereunder shall be in writing, and if to Turner shall be sufficient in all respects if delivered by hand or sent by registered or certified mail, or by reputable overnight courier service, to One Buckhead Plaza,

3060 Peachtree Road, 11th Floor, Atlanta, Georgia 30305, Attention: Jeffrey Johnson; and if to the Company, to 3060 Peachtree Road NW, Suite 235, Atlanta, Georgia 30305, Attention: Brad Honigfeld. Any such notice shall be sufficient in all respects if delivered by hand or sent by registered or certified mail, or by reputable overnight courier service.
     8. Binding Effect. This Termination Agreement shall be binding upon, and inure solely to the benefit of Turner and the Company. Nothing in this Termination Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Termination Agreement or any provision contained herein.
     9. Amendments. This Agreement may not be amended, modified, altered or changed in any way without the prior written consent and approval of the Company and Turner.
     10. Entire Agreement. This Termination Agreement, together with the attachments hereto, and as the same may be amended from time to time in accordance with the terms hereof, contains the entire agreement among the parties hereto relating to the subject matter hereof.
     11. Severability. If any term or provision of this Termination Agreement or the performance thereof shall be invalid or unenforceable to any extent, such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Termination Agreement and this Termination Agreement shall be valid and enforced to the fullest extent permitted by law.
     12. Governing Law; Jurisdiction. This Termination Agreement shall be deemed to have been executed and delivered in New York and both this Termination Agreement and the transactions contemplated hereby shall be governed as to validity, interpretation, construction, effect, and in all other respects by the laws of the State of New York, without regard to the conflicts of laws principals thereof (other than Section 5-1401 of The New York General Obligations Law). Turner and the Company: (a) agree that any legal suit, action or proceeding arising out of or relating to this Termination Agreement and/or the transactions contemplated hereby shall be instituted exclusively in the Supreme Court of the State of New York, New York County, or in the United States District Court for the Southern District of New York, (b) waive any objection which it may have or hereafter to the venue of any such suit, action or proceeding, and (c) irrevocably consent to the jurisdiction of Supreme Court of the State of New York, New York County, or in the United States District Court for the Southern District of New York in any such suit, action or proceeding. Turner and the Company further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the Supreme Court of the State of New York, New York County, or in the United States District Court for the Southern District of New York and agree that service of process upon the Company mailed by certified mail to the Company’s address or delivered by Federal Express via overnight delivery shall be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding, mailed by certified mail to Turner’s address or delivered by Federal Express via overnight delivery shall be deemed in every respect effective service process upon the served Turner, in any such suit, action or proceeding. TURNER AND THE COMPANY, TO THE FULLEST EXTENT PERMITTED BY LAW, ON BEHALF OF THEIR RESPECTIVE EQUITY HOLDERS AND CREDITORS, HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED

UPON, ARISING OUT OF OR IN CONNECTION WITH THIS TERMINATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS TERMINATION AGREEMENT.
     13. Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Termination Agreement.
     14. Counterparts. This Termination Agreement may be executed by any one or more of the parties in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of a signed counterpart of this Termination Agreement by facsimile transmission shall constitute valid and sufficient delivery thereof.
     IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement on this ______ day of February, 2008.

ORANGE REIT, INC.
By:
Name:
Title:

J.P. TURNER & COMPANY, LLC
By:
Name:
Title:

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